Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of LCNB Corp., of our reports dated March 1, 2011 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of LCNB Corp. and subsidiaries which reports appear in the annual report on Form 10-K of LCNB Corp. for the year ended December 31, 2010, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ J.D. Cloud & Co. L.L.P.

Cincinnati, Ohio

July 26, 2011